As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-1261319
(State of incorporation)	(IRS Employer Identification No.)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(Address of Principal Executive Offices)

Umpqua Holdings Corporation 2013 Incentive Plan
(Full title of the plan)

Andrew H. Ognall, Executive Vice President, General Counsel and Secretary
Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(Name and address of agent for service)

(503) 727-4100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	4,000,000	$15.15 (2)	$60,600,000(2)	$6,102.42(2)

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an undetermined number of additional shares of common stock that may become issuable in respect of the securities identified above to prevent dilution as a result of any stock dividend, stock split or similar adjustment.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Select Market on May 12, 2016.

INTRODUCTORY STATEMENT
This Registration Statement on Form S-8 is filed by Umpqua Holdings Corporation, an Oregon corporation (the “Corporation” or the “Registrant”), relating to 4,000,000 shares of its common stock, no par value per share (the “Common Stock”), issuable to eligible employees, non-employee directors and consultants of the Corporation under the Umpqua Holdings Corporation 2013 Incentive Plan (the “Plan”), which Common Stock is in addition to the 4,000,000 shares of the Corporation’s common stock registered on the Corporation’s Form S-8 filed on May 2, 2013 (Commission File No. 333-188291) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 25, 2016.

(b)	The Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 6, 2016.
(c)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above (excluding any reports or portions of reports that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such items).

(d)
The description of the Registrant’s Common Stock contained in the Form 8-K filed May 30, 2007, for the purposes of updating the description contained in the Registration Statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the Federal Deposit Insurance Corporation on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, the Registrant filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) under the Exchange Act the Registrant is the successor issuer to Umpqua Bank and the common stock of the Registrant was deemed to be registered pursuant to section 12(g) of the Exchange Act.

All reports and documents subsequently filed by the Corporation pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any reports or portions of reports that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Plan is given by Andrew H. Ognall, Executive Vice President and General Counsel of the Corporation. Mr. Ognall owns shares of the Corporation’s common stock.

Item 6. Indemnification of Directors and Officers.
Under the Oregon Business Corporation Act (Oregon Revised Statutes Sections 60.387 to 60.414), applicable to the Corporation, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person’s conduct was in good faith and in a manner he or she reasonably believed was in the corporation’s best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the person was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation of the corporation provide otherwise, such indemnification is mandatory if the person is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

The Corporation’s Articles of Incorporation grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation discussed below) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

The Corporation’s Articles of Incorporation also grant an indemnification right to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent a director or officer (or an employee if the Board of Directors votes to extend an indemnification right to such person) is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The Corporation may advance expenses prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

The Oregon Business Corporation Act also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors’ duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit. The Corporation’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Corporation or its shareholders for monetary damages.

The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify our directors and officers for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with us, to the fullest extent permitted by law. The Corporation maintains directors’ and officers’ liability insurance under which the Corporation’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

The exhibits required by Item 601 of Regulation S-K filed herewith (or incorporated by reference as indicated below) are as follows:

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 for Form 8-K filed May 7, 2014)

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Form 8-K filed April 22, 2008)

5.1	Opinion of Counsel regarding legality of the common stock being registered

23.1	Consent of Moss Adams LLP

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on signature page hereto)

99.1	Umpqua Holdings Corporation 2013 Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 6, 2016)

Item 9. Undertakings
The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 12th day of May, 2016.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Raymond P. Davis Chief Executive Officer/President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond P. Davis, Ronald L. Farnsworth and Andrew H. Ognall, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Raymond P. Davis	Date: May 12, 2016
Raymond P. Davis, Director, Chief Executive Officer/President

By:	/s/ Ronald L. Farnsworth	Date: May 12, 2016
Ronald L. Farnsworth, Executive Vice President/Chief Financial Officer Principal Financial Officer

By:	/s/ Neal T. McLaughlin	Date: May 12, 2016
Neal T. McLaughlin, Executive Vice President/Treasurer Principal Accounting Officer

By:		Date: May ___, 2016
Luanne Calvert, Director

By:	/s/ Peggy Y. Fowler	Date: May 10, 2016
Peggy Y. Fowler, Chair

By:	/s/ Stephen M. Gambee	Date: May 12, 2016
Stephen M. Gambee, Director

By:		Date: May ___, 2016
James S. Greene, Director

By:	/s/ Luis F. Machuca	Date: May 10, 2016
Luis F. Machuca, Director

By:	/s/ Maria M. Pope	Date: May 11, 2016
Maria MacGregor Pope, Director

By:	/s/ John F. Schultz	Date: May 11, 2016
John F. Schultz, Director

By:	/s/ Susan F. Stevens	Date: May 11, 2016
Susan F. Stevens, Director

By:	/s/ Hilliard C. Terry III	Date: May 12, 2016
Hilliard C. Terry III, Director

By:	/s/ Bryan L. Timm	Date: May 10, 2016
Bryan L. Timm, Vice Chair

EXHIBIT INDEX

Exhibits

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 for Form 8-K filed May 7, 2014)

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Form 8-K filed April 22, 2008)

5.1	Opinion of Counsel regarding legality of the common stock being registered

23.1	Consent of Moss Adams LLP

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on signature page hereto)

99.1	Umpqua Holdings Corporation 2013 Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 6, 2016)